UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 1, 2015

MERITAGE HOMES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	1-9977	86-0611231
(State or Other Jurisdiction of Incorporation)	(Commission FileNumber)	(IRS Employer Identification No.)

8800 East Raintree Drive, Suite 300, Scottsdale, Arizona		85260
(Address of Principal Executive Offices)		(Zip Code)

(480) 515-8100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 1, 2015, the employment of Steven Davis, the Company’s Executive Vice President and Chief Operating Officer, ended. The Company expresses its thanks to Mr. Davis for his service to the Company. Subject to his execution of a customary release, Mr. Davis will be entitled to severance payments and benefits for a no cause termination in accordance with his existing employment agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein. The Company estimates these severance payments will result in a second quarter charge of approximately $3.1 million of which approximately $0.9 million relates to the acceleration of equity awards. Additionally, another approximate $1.5 million will be expensed over the next three years related to the continued vesting of performance equity awards.

Also on April 1, 2015, the Company appointed Phillippe Lord the Company’s new Executive Vice President and Chief Operating Officer. Prior to his appointment as Chief Operating Officer, Mr. Lord, 41, was the Company’s Western Region President since 2012. From 2008 to 2012, Mr. Lord was the Company’s Vice President of Strategic Operations. Prior to joining Meritage, Mr. Lord held various management positions with other homebuilders/land development companies. The Company has not named a replacement Western Region President.

Effective upon his appointment as Chief Operating Officer, Mr. Lord will receive a compensation and benefits package similar in structure to the Company’s other executive vice presidents. Mr. Lord’s packages includes a base salary of $450,000, an annual cash incentive bonus with target bonus of $1,000,000 (with a maximum bonus of up to 1.5 times target), and an annual equity award grant with an aggregate award value of $700,000, with 50% of the award value to be comprised of service-based restricted stock units and 50% of the award value to be comprised of three-year performance shares. In addition, Mr. Lord will receive other benefits, such as an auto allowance and life and disability insurance similar to those offered to the Company’s senior officers. Mr. Lord’s employment arrangement also provides for a severance payment in the event his employment is terminated without cause. The amount of such payment is equal to the sum of his annual base salary on the date of termination and the higher of (i) his average annual cash incentive bonus paid for the two years prior to his termination of employment or (ii) the annual cash incentive bonus paid to him for the year preceding his termination; provided, such severance payment (1) shall not exceed $2 million and (2) is subject to Mr. Lord’s execution and delivery of a customary release.

The above description of Mr. Lord’s compensation arrangement is qualified in its entirety by the terms and conditions set forth in the letter filed at Exhibit 10.2 to this Form 8-K, which is incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1	Steven Davis Second Amended and Restated Employment Agreement (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed on March 28, 2014)

10.2	Phillippe Lord Employment Letter*

*	Confidential information on this exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2015

MERITAGE HOMES CORPORATION

/s/ LARRY W. SEAY
By:	Larry W. Seay
Executive Vice President and Chief Financial Officer

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